Exhibit 10.38

SEVERANCE AGREEMENT AND RELEASE

SEVERANCE AGREEMENT AND RELEASE between Carl

Jasper, on the one hand, and Maxim Integrated Products, Inc.

(“Maxim”), on the other hand.

1. This Severance Agreement and Release (the “Agreement”) is entered into with reference to the following facts:

(a) Jasper is currently employed by Maxim as a vice president and Chief Financial Officer, positions he has held since April 1999.

(b) Jasper has informed the Board of Directors of Maxim that he wishes to resign his employment with Maxim (including all of Maxim’s direct and indirect subsidiaries), effective January 31, 2007 (the “Separation Date”).

(c) An August 4, 2006 memorandum from Jack Gifford to Jasper set forth the amount of cash or equivalent compensation Jasper was to receive from Maxim for fiscal years 2007 and 2008.

(d) A dispute has arisen between Maxim and Jasper as to whether Jasper is contractually entitled to compensation for that portion of fiscal year 2007 following his resignation and fiscal year 2008.

(e) To avoid the expense and inconvenience of litigation between Maxim and Jasper concerning claims Jasper may assert related to his employment and/or compensation, Jasper and Maxim desire and hereby agree to effectuate the termination of Jasper’s employment in accordance with the terms, covenants and conditions hereinafter set forth.

2. Within ten (10) business days after execution of this Agreement, Maxim will deliver to Steven M. Bauer, counsel for Jasper, a check in the amount of $482,400.00 (four-hundred eighty-two thousand four hundred dollars even), less all deductions required by law to be withheld, made payable to Carl Jasper. This payment shall be in full and final settlement of all claims Jasper may otherwise make related to his employment with and compensation from Maxim. On the Separation Date, Jasper shall be paid an amount equal to all accrued wages, including all accrued unused vacation and holiday pay to which Jasper is entitled under Maxim’s pay policies, through the Separation Date, less applicable taxes and other authorized withholding. Maxim shall promptly reimburse Jasper for all reasonable and properly-documented business expenses incurred through the Separation Date that are submitted by him on or before February 15, 2007, in accordance with Maxim’s travel and expense policies. Maxim shall also reimburse Jasper for all premium payments Jasper is required to make under COBRA for continued medical, dental and vision coverage under Maxim’s benefit plans for Jasper, his spouse and his children until the earlier of (1) such time as Jasper obtains other employment in connection with which he is eligible for medical-insurance coverage, (2) such time as Jasper voluntarily purchases medical insurance other than that provided through Maxim pursuant to COBRA; or (3) such time as Jasper is otherwise no longer are eligible for COBRA coverage through Maxim.

3. Jasper acknowledges that Maxim will file an Internal Revenue Service Form W-2 and/for Form 1099 for the settlement payment described in paragraph 2.

4. Jasper has been granted certain options to purchase shares of Maxim’s common stock (the “Options”), as well as restricted stock units (the “RSUs”), which Options and RSUs are set forth in Exhibit A hereto. As of the Separation Date, Jasper shall be vested in that number of Options and RSUs set forth in the column entitled “Vested” next to each such Option (the “Vested Options”) and RSU (the “Vested RSUs”). Jasper acknowledges and agrees that the portion of each Option and each RSU that is unvested as of the Separation Date is forfeited and shall cease to be exercisable as of the Separation Date. Jasper may exercise the Vested Options and RSUs in accordance with their original terms of grant pursuant to the applicable stock option plan, stock option agreements, and RSU agreements. Nothing in this settlement agreement shall prevent Jasper from hereafter exercising any right with respect to vested Maxim stock options and Maxim common stock to be issued upon vesting and exercise of restricted stock units that arose prior to the date of this Agreement, but the exercise and sale of which were prohibited by the terms of the “blackout” instituted by Maxim commencing in September 2006 pursuant to the terms of that “blackout.” Jasper’s rights with respect to such exercises and eventual sale shall be the same as those of all Maxim employees whose employment with Maxim terminated during this blackout period, including the right to exercise such Options and RSU’s by September 30, 2007 or by any other extension provided by Maxim or its Board of Directors in the future to other Maxim employees or former Maxim employees.

5. In consideration of the payment described in paragraph 2, above, and all of the terms and conditions of this Agreement, Jasper does hereby and forever release and discharge Maxim and its successors, subsidiaries, parents, predecessors, affiliates, divisions, and all its employees, owners, officers, directors, assigns, agents, representatives, insurers and attorneys, from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities and demands whatsoever, whether known or unknown, which he ever had, now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause, effect or thing of any kind whatsoever, occurring prior to the date of execution of this

Agreement, including, but not limited to, any act, transaction, practice or conduct or effect which arises out of or relates to Jasper’s employment with Maxim, including, but not limited to, any claims for payment of salary, benefits or wages, retaliation, violation of public policy, breach of contract, breach of the covenant of good faith and fair dealing, defamation, claims under California’s Fair Employment and Housing Act and Labor Code, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Labor Code Section 21.001, et. seq., and any other federal, state or local statutes, which provide remedies for unfair employment practices. Jasper and Maxim intend for this Agreement to be enforced to the fullest extent permitted by law and acknowledge that it does not cover claims that may not be released as a matter of law, such as statutory indemnification rights provided by California law. Notwithstanding the foregoing, Jasper does not release the following claims and rights:

(a) Claims arising under this Agreement;

(b) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(c) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(d) Claims to all benefit entitlements vested as the date of termination of Jasper’s employment, pursuant to the written terms of any applicable Company employee benefit plan;

(e) Jasper’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that he does release his right to secure any damages for alleged discriminatory treatment; and

(f) Jasper’s contractual and/or statutory right to indemnification from the Company, and to the advancement of the costs of defense, pursuant to the Indemnity Agreement dated as of September 7, 2005, and under California Labor Code section 2802, the California Corporations Code, and Delaware law.

6. Jasper understands and expressly agrees that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of Maxim, its successors, subsidiaries, parents, predecessors, affiliates, and divisions, and all its employees, owners, officers, directors, assigns, agents, representatives and attorneys, whether set forth in any pleading or charge referred to herein or not, and that any and all rights granted to her under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation, are hereby expressly WAIVED. Said Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

7. Jasper agrees and covenants not to file any grievances, claims, complaints or lawsuits against any of the persons or entities released in paragraphs 5 and 6, based upon any matters released in those paragraphs.

8. Jasper specifically acknowledges that there was and is a genuine dispute between him and Maxim with regard to the amount of wages or other compensation he may be entitled to and that no portion of the payment described in paragraph 2, above, is not the subject of this genuine dispute. Jasper specifically acknowledges that he was not required by Maxim to execute this Agreement, including paragraphs 4, 5 and 6, in order to obtain wages or other compensation indisputably due him from Maxim.

9. Jasper specifically acknowledges that this Agreement shall have the legal effect of withdrawing any charges or complaints which Jasper may have filed with any federal, state or local agency regarding any and all alleged wrongful conduct by persons or entities released in paragraphs 4 and 5 above, occurring prior to the date of execution of this Agreement.

10. Jasper warrants and represents that (a) he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any right or claim he has asserted or could have asserted against any of the persons or entities released in paragraphs 5 and 6, or any interest therein, and (b) he is the sole owner of the rights and claims released in paragraphs 5 and 6. Jasper shall indemnify and hold the persons and entities released in paragraphs 5 and 6, harmless from any and all liabilities, claims, demands, actions, causes of action, damages, costs, expenses and attorneys’ fees incurred by them or any of them as a result of any proven breach of the foregoing warranties and representations. This indemnification shall not require a person or entity released in paragraphs 5 and 6 seeking indemnification to have made payment to a third party claimant as a condition precedent to recovery of the indemnity granted herein.

11. Each party has received independent legal advice with respect to the advisability of entering into this Agreement. Each party has made such investigation of the facts pertaining to this Agreement and of all other matters pertaining hereto as he or it deems necessary.

12. Each party acknowledges and agrees that this is a compromise settlement which is not in any respect, nor for any purpose, to be deemed or construed to be any admission or concession of any liability whatsoever on the part of any party and that any such liability has been expressly denied by Maxim.

13. Each party agrees to execute or cause his or its counsel to execute any additional documents and take any further action which may reasonably be required in order to consummate this Agreement or otherwise to fulfill the obligations of the parties thereunder. Each party is to bear his or its own costs and attorneys’ fees incurred in connection with any such additional action.

14. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all parties. No waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

15. This Agreement shall be construed and enforced in accordance with the laws of the State of California. The parties agree that, if any action is brought by any party to this Agreement, such action must be brought in State Court in Santa Clara County, California. Should any action be brought by any party to this Agreement to enforce any provision hereof, the prevailing party shall be entitled to recover, in addition to any other relief, actual attorneys’ fees and costs incurred.

16. This Agreement constitutes an integration of the entire understanding and agreement of the parties with respect to the matters referred to in this Agreement. Any representation, promise or condition, whether written or oral, between the parties with respect to the matters referred to in this Agreement which is not specifically incorporated in this Agreement shall not be binding upon any of the parties and the parties acknowledge that they have not relied, in entering into this Agreement, upon any representations, promises or conditions not specifically set forth in this Agreement. No prior oral or written understanding, covenant, or agreement between the parties, with respect to the matters referred to in this Agreement shall survive the execution of this Agreement. Each party assumes the risk of any misrepresentation, concealment, or mistake, and if any party should subsequently discover that any fact relied upon in entering into this Agreement was untrue, or that any fact was concealed from him or it, or that his or its understanding of the facts or law was incorrect, he or it shall not be entitled to set aside this Agreement.

17. The parties understand and expressly agree that this Agreement shall bind and benefit (as applicable) their heirs, employees, owners, officers, directors, subsidiaries, affiliates, successors, predecessors, agents, witnesses, attorneys, representatives, and assigns.

18. This Agreement may be executed in counterpart and, when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original and all counterparts taken together shall constitute one and the same agreement, which shall be binding and effective as to all parties.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Release as of the date opposite their signatures.

CARL JASPER

Dated January 31, 2007	/s/ Carl W. Jasper

MAXIM INTEGRATED PRODUCTS, INC.

Dated February 2 , 2007	/s/ Charles G. Rigg
By Charles G. Rigg,
its Senior Vice President and General Counsel

Exhibit A

Stock Options

Option #	Option Date	# of Outstanding Options	Exercise Price ($)	# of Options Granted	# of Vested Options	# of Unvested Options
963906	6/17/98	285,000	14.0625	300,000	285,000	0
966532	3/1/99	16,238	21.0625	16,238	16,238	0
966533	3/1/99	61,762	21.0625	61,762	61,762	0
025681	1/29/04	40,000	51.00	40.000	0	40,000
029839	9/17/04	77,642	42.40	77,642	0	77,642
029861	9/17/04	2,358	42.40	2,358	0	2,358
019954	12/31/02	96,974	33.04	96,974	60,000	36,974
019953	12/31/02	3,026	33.04	3,026	0	3,026
016125	4/26/02	60,000	48.19	60.000	60,000	0
010734	9/27/01	2,669	33.68	2,669	2,669	0
010735	9/27/01	77,031	33.68	77,031	37,031	40,000
036798	8/24/05	2,376	42.07	2,376	0	2,376
936799	8/24/05	77,624	42.07	77,624	0	77,624

Restricted Stock Units

RSU	RSU Date	# of RSUs Awarded	# of Vested RSUs	# of Unvested RSUs
R-050013	4/12/06	6,000	750*	4,500

*	On August 15, 2006, 750 RSUs vested and automatically exercised into shares of Maxim Common Stock, and Mr. Jasper sold such shares on that day.